Exhibit 99.2

Ex-US Licensing and Commercialization Agreement Investor Conference Call

May 19, 2014

Ophthotech Participants:

David Guyer, Chief Executive Officer, Chairman, and Co-founder

Bruce Peacock, Chief Financial Officer and Chief Business Officer

Samir Patel, President, Vice-Chair and Co-founder

Kathy Galante, Vice President, Investor Relations

Kathy Galante:

Good afternoon, everyone, and welcome.  On our call today, we have Dr. David Guyer, Chairman and Chief Executive Officer, Bruce Peacock, Chief Financial and Business Officer, and Dr. Samir Patel, Vice-Chairman and President.

Before we begin, I would like to remind you that we will be making statements relating to the company’s future expectations regarding its financial outlook, future milestones, clinical and regulatory developments and commercialization plans on the call today. These statements constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements cover many events and matters that are subject to various risks and other important factors that could cause actual results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings, and in particular to the Risk Factors section in our Quarterly Report on Form 10-Q filed on May 13, 2014, for a detailed description of the risk factors affecting our business.  In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update these forward-looking statements at some point in the future, we disclaim any obligation to do so, even if our views change.

I would now like to turn the call over to David.

David Guyer:

Thanks, Kathy, and thank you to everyone for joining us today.

We are very excited that today Ophthotech has achieved another major milestone.   Consistent with our previously stated plan to partner Fovista® outside the US, we are pleased to announce that we have entered into an ex-US licensing and commercialization agreement with Novartis Pharmaceuticals.  As we walk you through the terms of the agreement, I am sure you will agree that the collaboration is an important and exciting opportunity for both companies.

As a recognized international leader with an unparalleled global reach in eye disease, Novartis will have exclusive rights to commercialize Fovista in markets outside the United States while Ophthotech retains sole rights to commercialize Fovista in the US.  Total upfront fees and milestone payments to Ophthotech under the agreement could amount to over $1 billion, making this one of the largest ex-US partnering deals ever in the biotech industry.  Immediate and possible near-term payments total up to $330 million including a $200 million initial upfront fee and enrollment milestones relating to the Fovista Phase 3 program totaling up to $130 million.   In addition, Ophthotech will receive royalties on ex-US net sales of Fovista products, including a mid-30 percent royalty on Fovista as a standalone product.   Bruce will walk you through further details of the financial terms of the agreement in a moment.

At our recent R&D Day, we outlined our powerful vision of Ophthotech becoming the world’s leading science-driven age-related macular degeneration (AMD) company for both wet and dry AMD.   Today, we take a step forward in the realization of that vision by maximizing the ex-US value of Fovista through an alliance with Novartis.

We believe that the timing of this transaction is ideal for operations and pre-launch considerations.   As we begin to prepare our commercialization plan for Fovista, which has been previously granted fast-track status in the U.S., having an ex-U.S. partner such as Novartis is critical to our goal of effectively establishing a comprehensive branding strategy in advance of the launch.  We believe that Novartis is the perfect ex-US partner for Fovista with proven, world-class commercialization ability and an established, extensive network within the international retinal community.  They have capabilities in achieving a wide distribution outside the US and a full first-hand understanding of the reimbursement mechanisms on a country by country basis.

Ophthotech will continue to lead the global Fovista Phase 3 pivotal clinical program which remains on track to have initial, topline data available in 2016.  We will also continue to lead the registration efforts of Fovista in the US, while both Ophthotech and Novartis will collaborate to obtain regulatory approvals outside the US.

As a reminder, the Fovista Phase 3 program consists of three clinical trials to evaluate the safety and efficacy of Fovista for the use in combination with anti-VEGF drugs for the treatment of wet AMD.  The three trials are planned to enroll up to 1,866 patients in more than 225 centers internationally.  Two of the trials are evaluating Fovista in combination with Lucentis and incorporate significant aspects from the design of our Phase 2b trial, which demonstrated statistically significant superiority over Lucentis monotherapy in terms of improving visual outcome.  The other trial will evaluate Fovista in combination with each of Eylea or Avastin.

Importantly, this collaboration continues Ophthotech’s Fovista development strategy to remain agnostic with respect to the choice of the anti-VEGF agent administered in combination with Fovista.  Separate injections of the anti-VEGF agent and Fovista would allow physicians to choose their preferred anti-VEGF agent for the combination therapy. The collaboration also provides for the potential development of a fixed combination delivery of a co-formulation of Fovista with a Novartis proprietary anti-VEGF product which would result in additional flexibility for physicians. Novartis has also agreed to seek to develop and commercialize a Fovista pre-filled syringe as part of this collaboration. In addition, the agreement grants Ophthotech options, exercisable under certain conditions, to obtain US rights to market a potential co-formulated product and the pre-filled syringe for Fovista.

Key members of the Ophthotech senior management team were the pioneers in the use of anti-VEGF therapy to treat wet AMD.  Given this domain experience and expertise in developing and commercializing science-driven wet AMD products, we believe that the two companies are well-suited to deliver much needed, potentially paradigm changing treatment options to retinal specialists and their patients suffering with wet AMD.   We are excited about the many opportunities we have ahead of us and about working closely with Novartis as we continue to execute on our development and commercialization strategy for Fovista.

I will now turn the call over to Bruce to discuss the financial terms of the agreement.

Bruce Peacock:

Thank you, David.   And thank you everyone for the opportunity to walk you through the financial terms of the transaction.

As David stated, total upfront and milestone payments to Ophthotech may amount to over $1 billion, inclusive of $330 million in immediate and potential near-term payments.   These payments consist of an initial upfront payment of $200 million and up to $130 million for achieving enrollment based milestones in the current Phase 3 Fovista program.  In addition, Ophthotech would be eligible to receive ex-US marketing approval milestones totaling up to $300 million and ex-US sales milestones totaling up to $400 million.  In addition, Ophthotech will receive royalties on ex-US net sales of Fovista products, including a mid-30 percent royalty on Fovista as a standalone product and a royalty of approximately equal value on sales of co-formulated Fovista products.

We remain responsible for royalties we owe to third parties. Importantly, while many analysts include Europe in their Fovista sales models, Novartis has marketing capabilities, not only in the EU, but also has a far-reaching presence within the international retinal community in many markets worldwide including Asia and South America, where we are entitled to the same royalties on net sales in those markets.

Novartis and Ophthotech will also cost share going forward for Fovista development outside the US.  First, I want to highlight that Ophthotech’s control of the Fovista Phase 3 pivotal program has not changed.  We remain in control of the entire program including being financially responsible for the on-going Phase 3 program.  Novartis has full responsibility including all costs for all other clinical trials that may be required for ex-US approvals, which includes a comprehensive development program in Asia.  Novartis is also fully responsible for providing Lucentis for all patients outside the US in future Fovista trials, as well as the on-going Phase 3 program.  Furthermore, Novartis is fully responsible for the total co-formulation development costs, pre-syringe development costs and all other ex-US costs with the exception of any regulatory filing fees in the European Union.  Through the options David mentioned earlier, we can opt-in, under certain conditions for US rights to the co-formulation product and the pre-filled syringe.

We believe this transaction provides long-term growth drivers for our business and in addition allows us to extend our cash position.  As of March 31, 2014, we had cash, cash equivalents and marketable securities totaling $290.8 million.  With today’s transaction and taking into consideration a third-party milestone payment payable by Ophthotech in connection with entering into this transaction, as well as any potential tax implications, we are significantly extending our cash runway.

I will now turn the call back over to David.

David Guyer:

Thank you Bruce.

In summary, we are delighted to announce our partnership with Novartis in territories outside the United States.   This collaboration is a further validation of Fovista’s cutting-edge science and executes our previously stated plan to partner Fovista outside the US with a premier partner, while, upon potential approval, Ophthotech continues to plan to market Fovista solely and independently in the US.

In addition to maximizing the ex-US value of Fovista, the deal also strengthens our US business by providing cash to continue executing our development and US commercialization strategies on Fovista, Zimura and potentially other products.  In the near future, we will continue to outline other components of our broader strategy to be the world’s leading science-driven AMD company.

We believe this deal generates additional value for our shareholders and begins to put in place essential elements designed to ensure Fovista will be available to patients as soon as possible after potential regulatory approvals.

Thank you for your continued interest and support, and we are now happy to turn the call over to the operator for questions.